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                                  EXHIBIT 99.1

          PRESS RELEASE OF ATRIUM COMPANIES, INC. DATED JANUARY 4, 2001



Contact:    Jeff Hull
            CEO and President
            Atrium Companies, Inc.
            (214) 630-5757


               ATRIUM COMPANIES, INC. ANNOUNCES MANAGEMENT CHANGES

        DALLAS, Jan. 4 /PRNewswire/ -- Atrium Companies, Inc. ("Atrium"), today announced the appointments and changes of various management positions. These positions include Jeff L. Hull as President and Chief Executive Officer,
C. Douglas Cross as Chief Operating Officer of Vinyl Operations, Robert E. Burns as Chief Operating Officer of Aluminum Operations, and Eric W. Long as Chief Financial Officer.

    Mr. Hull, who joined Atrium in 1996 as Chief Financial Officer and was appointed President in 1999, adds the title of Chief Executive Officer. Frank Sheeder has resigned his position as Chief Executive Officer and Director and is leaving the Company effective December 31, 2000. Mr. Sheeder was instrumental in shepherding Atrium through the restructuring and recent divestiture of the company's Wing Industries, Inc. subsidiary and Atrium Wood division. Following this, Mr. Sheeder has decided to pursue other interests.

    Mr. Cross, who has been the President of Atrium's recently acquired Ellison Window and Door division for eighteen years, will be responsible for Atrium's nine vinyl window manufacturing operations and three vinyl extrusion operations located across the United States.

    As Chief Operating Officer of Aluminum Operations, Mr. Burns will be responsible for Atrium's three aluminum window manufacturing operations and one aluminum extrusion operation in Texas and its aluminum window manufacturing operation in Arizona. Prior to joining Atrium in February 2000, Mr. Burns had been Vice President of Operations for Masco's Baldwin Hardware division since 1996.

    Mr. Long, who joined Atrium in 1996, will assume the duties and responsibilities of Chief Financial Officer in addition to his previous oversight of Atrium's accounting and finance functions. Mr. Long most recently served as Atrium's Vice President of Finance reporting directly to Jeff Hull. Prior to joining Atrium, Mr. Long was a financial analyst at Applebees International, having begun his career in the audit practice of Deloitte & Touche.

    "Atrium has been very active in consolidating the highly-fragmented window industry," notes Chairman Daniel T. Morley, Managing Director of Ardshiel, Inc., one of Atrium's equity sponsors. "These appointments acknowledge the contributions each person has made to Atrium in the past, and establish a deep management team to direct Atrium for the future. We are excited about the prospects Atrium has identified and believe this team has the experience and commitment to continue Atrium's impressive performance."

    Atrium, based in Dallas, is the largest non-wood window manufacturer in the United States based on projected pro forma revenues over $500 million for fiscal 2000. Atrium has more than 4,000 employees, with over 50 facilities in 25 states.
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    Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, as well as operating risks. Those and other risks are described in Atrium's filings with the Securities and Exchange Commission (the "SEC") made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from Atrium.